State of Delaware
Secretary of State
Division of Corporations
Delivered 05:29 PM 02/21/2023
FILED 05:29 PM 02/21/2023
SR 20230619995 - File Number 4834576

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

"FIRST": That at a meeting of the Board of Directors of: **"DOC.COM INC."**

"RESOLVED", that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered " **Article IV** ", **"Article VIII" and "Article IX"** so that, as amended, said Article shall be and read as follows:

Amend Capital Stock - The below changes are duly adopted in accordance with the provision of section 242 (Title 8 of chapter 1 of 242) of the General Corporation Law of the State of Delaware. The authorized capital stock of this Corporation shall consist of:

"Article IV"

A. 800,000,000 Class A common shares, par value of $0.000001. Each Class A share shall have one vote.

B. 50,000,000 Class B common shares, par value of $0.000001. Each Class B share shall have 20 votes. The Class B common shares shall convert to Class A common shares by the unanimous written consent of this Corporation's Board of Directors.

C. All current issued common shares shall be part of Class A shares.

D. 75,000,000 Class C common shares, par value of $0.000001. Each Class C share shall not be entitled to any votes. The Class C common shares shall convert to Class A common shares by the unanimous written consent of this Corporation's Board of Directors.

E. 75,000,000 Preferred shares, par value $0.000001.

"Article VIII"

To be stricken.

"Article IX"

To be stricken.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section

222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this day of, 21st, day of February 2023

DocuSigned by:

By:______________________________

9631BE9C0607433...

Title: CEO
Name: Charles Nader , Authorized Officer